SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 15, 2007
GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Monroe Street, Suite 2800, Chicago, Illinois 60661

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (312) 698-6700
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     A. Rosemont Property
     On February 15, 2007, Grubb & Ellis Company (the “Company”), through its wholly owned subsidiary, GERA Property Acquisition LLC (“GERA”), made a second deposit of $275,000 to purchase certain real property pursuant to the Purchase and Sale Agreement dated as of February 12, 2007, with F/B 6400 Shafer Ct. (Rosemont), LLC (the “Rosemont Property”). The Company has now deposited an aggregate of $650,000 on a non-refundable basis towards the $21,450,000 purchase price for the Rosemont Property. The closing of the purchase of the Rosemont Property is currently scheduled for February 28, 2007.
     The Company’s current intention is to acquire the Rosemont Property and hold it for future sale to Grubb & Ellis Realty Advisors, Inc. (“Realty Advisors”). The Company and Realty Advisors, however, do not have any current arrangement or agreement with respect to the Rosemont Property and Realty Advisors does not have any obligation to purchase the Rosemont Property from the Company. Any subsequent acquisition by Realty Advisors of the Rosemont Property in connection with Realty Advisors’ business combination would be subject to the prior approval of both Realty Advisors’ Board of Directors and its stockholders.
     B. Abrams Property
     On February 20, 2007, the Company, through GERA Abrams Centre LLC, a wholly owned subsidiary of GERA, closed on the purchase of certain real property pursuant to the Purchase and Sale Agreement dated as of October 24, 2006, as amended, with Abrams Office Center, Ltd. (the “Abrams Property”). The purchase price for the Abrams Property was $20,000,000.
     The Company acquired the Abrams Property with the intention to hold it for future sale to Realty Advisors. The Company and Realty Advisors, however, do not have any current arrangement or agreement with respect to the Abrams Property and Realty Advisors does not have any obligation to purchase the Abrams Property from the Company. Any subsequent acquisition by Realty Advisors of the Abrams Property in connection with Realty Advisors’ business combination would be subject to the prior approval of both Realty Advisors’ Board of Directors and its stockholders.
Item 1.01. Entry into a Material Definitive Agreement
     A. Credit Facility Amendment
     On February 16, 2007, the Company amended its senior secured credit facility (the “Facility”) to provide the Company more flexibility with respect to certain real property acquisitions and certain covenants, pursuant to the terms and conditions of the Second Letter

Amendment to the Amended and Restated Credit Agreement (the “Second Amendment”), dated as of February 16, 2007, by and among, the Company, Deutsche Bank Trust Company Americas, as Administrative Agent and a Lender (as such terms are defined therein) and the other Lenders referenced therein.
     Pursuant to the Second Amendment, the Company may invest up to $42.5 million of its funds (which may be borrowed under the Facility) and obtain certain non-recourse debt (“Non-Recourse Debt”) to finance acquisitions of, and capital expenditures relating to, real property (collectively, “Real Property Acquisitions”) that it intends to hold for future sale to Realty Advisors. The Non-Recourse Debt used to finance such acquisitions may be collateralized by the acquired real property or the assets or securities of the limited purpose subsidiary of the Company that purchases such property (a “Limited Purpose Subsidiary”). To the extent of any net proceeds from Non-Recourse Debt in excess of 75% of the cost of such real property and any capital expenditures related thereto, the Company must repay the principal amount borrowed under the Facility. Each Limited Purpose Subsidiary will be disregarded for purposes of determining the Company’s compliance with its financial covenants under the Facility. Although the Company’s current intention is to sell any real property it acquires to Realty Advisors, the Company and Realty Advisors do not have any current arrangement or agreement with respect to any real property, and Realty Advisors does not have any obligation to purchase any real property from the Company. Any subsequent acquisition by Realty Advisors of any real property would be subject to the prior approval of both Realty Advisor’s Board of Directors and its stockholders. If the Company acquires real property and does not sell such property to Realty Advisors by September 30, 2007, pursuant to the terms of the Second Amendment, the Company, on a quarterly basis, to the extent of Adjusted Excess Cash Flow (as defined in the Second Amendment) for such quarter, is required to repay the principal amount borrowed under the Facility to finance Real Property Acquisitions and the Company must sell such property to a third party by March 31, 2008. In addition, the net proceeds from any sale of real property by the Company to Realty Advisors must be used to pay down borrowings under the Facility.
     The Second Amendment also reduces the term loan portion of the Facility (the “Term Loan Facility”) from $40 million to $20 million, thereby reducing the current aggregate amount of the Facility from $100 million to $80 million, but simultaneously provides that the revolving portion of the Facility may be expanded from $60 million to $80 million at the request of the Company subject to the approval of the Lenders. The Term Loan Facility may now only be used for Real Property Acquisitions. Previously, the Term Loan Facility was available for acquisitions by the Company of real estate service companies. In addition, the Second Amendment sets the interest rate applicable to the Company’s borrowing under the Facility at LIBOR (as defined therein) plus 3.5% from February 16, 2007 through June 30, 2007 and LIBOR plus 3.0% from July 1, 2007 through December 31, 2007. Previously, the interest rate under the Facility was based on the Company’s leverage with a maximum rate of LIBOR plus 3.0%. The Company’s covenants under the Facility regarding its Debt/EBITDA ratio, minimum EBITDA and maximum cash bonuses for new employees were also revised to provide the Company with more operational flexibility.
     The foregoing is only intended to be a summary of the terms of the Second Letter Amendment, and is not intended to be a complete discussion of such document. Accordingly, the following is qualified in its entirety by reference to the full text of the Second Letter Amendment, which is annexed as an Exhibit to this Current Report on Form 8-K.

     B. Danbury Property
     On February 21, 2007, the Company, through GERA, entered into an agreement with Danbury Buildings, Inc., to purchase certain real property located at 39 Old Ridgebury Road, Danbury, CT and 55 Old Ridgebury Road, Danbury, CT (collectively, the “Danbury Property”), for a purchase price of $86,000,000 (the “Danbury Purchase Agreement”).
     The Company, at its discretion and without penalty, at any time prior to 5:00 PM CST on March 16, 2007 (the “Inspection Period”), may elect to terminate the agreement for any reason and not proceed with the purchase. The Company will make an initial deposit of $1,000,000 in connection with the execution of the Danbury Purchase Agreement. If the Company terminates the Danbury Purchase Agreement on or prior to the end of the Inspection Period, the Company’s deposit will be refunded in full. The Company is required to make a second deposit of $1,000,000 on or before the end of the Inspection Period if it wishes to proceed with the transaction, at which point, the entire $2,000,000 deposit will become non-refundable. If the Company elects to proceed, the closing of the purchase is expected to occur on April 17, 2007, subject to customary closing conditions.
     The Company’s current intention is to acquire the Danbury Property and hold it for future sale to Realty Advisors. The Company and Realty Advisors, however, do not have any current arrangement or agreement with respect to the Danbury Property and Realty Advisors does not have any obligation to purchase the Danbury Property from the Company. Any subsequent acquisition by Realty Advisors of the Danbury Property in connection with a business combination would be subject to the prior approval of both Realty Advisors’ Board of Directors and its stockholders.
     In the event that the Company acquires (i) the Danbury Property and (ii) the Rosemont Property, on February 28, 2007, as described above, such properties, when aggregated with the Abrams Property that the Company acquired on February 20, 2007, would constitute properties sufficient, if acquired by Realty Advisors, to constitute a business combination by Realty Advisors.
     The foregoing is only intended to be a summary of the terms of the Danbury Purchase Agreement, and is not intended to be a complete discussion of such document. Accordingly, the following is qualified in its entirety by reference to the full text of the Purchase and Sale Agreement, which is annexed as an Exhibit to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) The following are filed as Exhibits to this Current Report on Form 8-K:

99.1	Second Letter Amendment to the Amended and Restated Credit Agreement, dated as of February 16, 2007, by and among the Company and Deutsche

Bank Trust Company Americas, as a Lender and Administrative Agent for the various financial institutions identified therein as Lenders.

99.2	Purchase and Sale Agreement, dated as of February 21, 2007, by and between Danbury Buildings, Inc. & GERA Property Acquisition LLC.

99.3	Press Release issued by Grubb & Ellis Company on February 20, 2007.

99.4	Press Release issued by Grubb & Ellis Company on February 22, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Robert Z. Slaughter
Robert Z. Slaughter
Executive Vice President and General Counsel

Dated: February 22, 2007